Exhibit 99.45

DATE: 27 MARCH 2026

AMENDMENT AGREEMENT amending: A FBF MASTER AGREEMENT A CONFIRMATION OF A PREPAID FORWARDS A CONFIRMATION OF AN EQUITY SWAPs

Between

ATLAS INVESTISSEMENT

and

BNP PARIBAS

THIS AMENDMENT AGREEMENT IS MADE BY AND BETWEEN:

1.	BNP Paribas, a société anonyme, incorporated under the laws of France, having its registered office at 16 boulevard des Italiens, 75009 Paris, registered with the Registre du Commerce et des Sociétés of Paris under the number 662 042 449 R.C.S. Paris, duly represented ("Party A"); and

2.	Atlas Investissement, a société par actions simplifiée, having its registered office at 16, rue de la Ville L’Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 070 188 R.C.S. Paris ("Party B", together with Party A the "Parties" and each a "Party");

WHEREAS:

A.	On 12 November 2025, the Parties entered into, two prepaid forward transactions relating to common shares of Millicom International Cellular S.A (the "Prepaid Forwards") which terms and conditions have been confirmed by one confirmation dated 12 November 2025 between the Parties, named "Confirmation of Prepaid Forwards" (the "Confirmation 1") and two equity swap transactions relating to common shares of Millicom International Cellular S.A (the "Equity Swaps", and together with the Prepaid Forwards, the "Transactions"), which terms and conditions have been confirmed by one confirmation dated 12 November 2025 between the Parties, named "Confirmation of Equity Swaps" (the " Confirmation 2", and together with the Confirmation 1, the "Confirmations"). The Transactions and the Confirmations are governed by an FBF Master Agreement relating to Transactions on Forward Financial Instruments entered into between the Parties on 12 November 2025 (with its Schedule and all annexes, the "Master Agreement"). As security for the obligations of Party B vis-à-vis Party A, on the same date, the Parties entered into an account pledge agreement governed by Luxembourg law (the "Pledge Agreement") and a cash collateral agreement (the "Cash Collateral Agreement"), and the Guarantor (as defined in the Master Agreement) issued to the benefit of Party A two first demand guarantees (garanties autonomes à première demande) (the "Initial Guarantees", each an "Initial Guarantee").

B.	On 12 November 2025, Party B entered into with each of Crédit Agricole Corporate and Investment Bank, Natixis and Société Générale (together, the "Other Banks" and each an "Other Bank") the Other Transactions (as defined in the preamble of the Schedule to the Master Agreement) and the Other Transaction Documents (as defined in the preamble of the Schedule to the Master Agreement).

The Guarantor has granted to each Other Bank, two first demand guarantees (garanties autonomes à première demande) (the "Other Initial Guarantees", each an "Other Initial Guarantee").

The Other Transaction Documents and the Other Initial Guarantees were entered into on the same terms as the corresponding agreements entered into between the Parties, subject to the Qualified Same Terms.

C.	Party A and the Other Banks entered into a Coordination Agreement on 12 November 2025.

D.	A subordination agreement was entered into on 12 November 2025 by the parties listed therein (the " Subordination Agreement").

E.	Subject to paragraph (F) below, the Parties agreed to enter into this amendment agreement (the "Amendment Agreement") to amend the Master Agreement and the Confirmations.

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F.	Party B and each Other Bank entered into, on the date hereof, an amendment agreement to the relevant Other Transaction Documents, on the same terms as this Amendment Agreement (as defined below), subject to the Qualified Same Terms (the "Other Amendment Agreements", each an "Other Amendment Agreement").

G.	On or around the date hereof, the Guarantor, issued to the benefit of Party A two first demand guarantees (garanties autonomes à première demande) which are provided in connection with the entry into of this Amendment Agreement as a replacement to the Initial Guarantees (the "New Guarantees", each a "New Guarantee"). On or around the date hereof, the Guarantor issued to the benefit of each of the Other Banks, two first demand guarantees (garanties autonomes à première demande) which are, or will be, provided in replacement to the relevant Other Initial Guarantees respectively (the "Other New Guarantees", each an "Other New Guarantee") and the Initial Guarantees and the Other Initial Guarantees have been concomitantly released pursuant to the terms of certain release agreements entered into respectively by Party A and each of the Other Banks on the date hereof.

H.	Terms not expressly defined in this Amendment Agreement have the meaning ascribed to them in the Master Agreement or in the Confirmations, as the case may be.

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Amendment to the Master Agreement, the Confirmation 1 and the Confirmation 2

Subject to Article 2 below:

(i)	with effect from and including the date hereof, the Master Agreement shall be amended in such a manner that the rights and obligations of each Party are as set forth in the document (together with its Schedule and all annexes) attached as Appendix B hereto;

(ii)	with effect from and including the date hereof, the Confirmation 1 shall be amended in such a manner that the rights and obligations of each Party are as set forth in the document attached as Appendix C hereto; and

(iii)	with effect from and including the date hereof, the Confirmation 2 shall be amended in such a manner that the rights and obligations of each Party are as set forth in the document attached as Appendix D hereto.

Subject to Article 2 below, with effect from and including the date hereof, any reference to the Master Agreement, the Confirmation 1 and the Confirmation 2 in any Transaction Document shall be deemed to be a reference to the Master Agreement, the Confirmation 1 and the Confirmation 2, as amended pursuant to the foregoing and any reference to the Agreement in the Transaction Documents shall be deemed to be a reference to the Master Agreement as amended pursuant to the foregoing together with the Confirmation 1 and the Confirmations 2 as amended pursuant to the foregoing.

2.	Condition precedent

The entry into force of the Amendment Agreement is subject to the elements listed in Part I of Appendix A (Conditions precedent), in each case in a form and substance satisfactory to Party A on the date hereof.

The occurrence of the Commencement Date(3) of the Prepaid Forward(3) and the Equity Swap(3) and the Commencement Date(4) of the Prepaid Forward(4) and the Equity Swap(4) (as such terms are defined in the Confirmations) is subject to the elements listed in Part II of Appendix A (Conditions precedent).

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3.	Representations

Party B represents to Party A that on the date hereof:

(i)	it is acting for its own account, has the full authority and capacity to enter into this Amendment Agreement, and that this Amendment Agreement has been duly authorised by all internal procedures or any other competent internal authority;

(ii)	the Guarantor has the full authority and capacity to grant each New Guarantee and that each New Guarantee has been duly authorised by all internal procedures or any other competent internal authority;

(iii)	the entry into and performance by Party B of this Amendment Agreement do not contravene any provision of any applicable laws, decrees, regulations or articles of incorporation (or other constitutive documents) applicable to Party B, nor any agreement Party B is a party to or binding upon Party B or any undertaking of Party B and Party B is not a party to any agreement or undertaking which may adversely affect the rights of Party A under this Amendment Agreement, including Party A's rights to enforce the Pledge and/or the cash collateral pursuant to the terms of the Pledge Agreement and/or the Cash Collateral Agreement;

(iv)	this Amendment Agreement constitutes a set of rights and obligations which are enforceable against third parties and binding on it in accordance with all its terms; and

Party B:

(a)	repeats the representations deemed to be repeated by it on the Amendment Date (as defined in the Master Agreement) under Article 6.1 of the Master Agreement pursuant to the terms thereof;

(b)	reiterates its acknowledgements in Articles 6.4 to 6.7 of the Master Agreement;

(c)	represents that no representation mentioned in paragraph (a) above was inaccurate at the time it was made or repeated; and

(d)	confirms the undertakings made by it under the Transaction Documents.

4.	No other amendments

All other terms of the Transaction Documents and any other related document remain unchanged and in force in all respects.

This Amendment Agreement does not constitute in any way a novation of the Transaction Documents or any other related document.

For the avoidance of doubt, and without this constituting any new security, the Parties confirm that each security interest granted to the benefit of Party A shall continue to produce its effects in accordance with the terms of the Pledge Agreement and the Cash Collateral Agreement.

5.        Fees

Party B shall pay to Party A's and Other Banks' counsels the legal fees incurred by them in relation to the drafting, negotiation and execution of this Amendment Agreement, the Other Amendment Agreements, the New Guarantees, the Other New Guarantees and any other related documents within thirty (30) calendar days following the request from such legal counsels.

6.	Miscellaneous

(i)	This Amendment Agreement constitutes a Transaction Document.

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(ii)	Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meaning given to them in the Transaction Documents (including as amended by this Amendment Agreement).

(iii)	This Amendment Agreement is governed by French law. Any dispute relating to, without limitation, its validity, interpretation or performance shall be subject to the jurisdiction of the Commercial Court (Tribunal des activités économiques) of Paris (International Chamber).

7.	Electronic signature

In accordance with articles 1366 and 1367 of the French civil code, this Amendment Agreement may be signed electronically by each of the authorized representatives of the Parties. The Parties acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Amendment Agreement by such signatories. Each Party acknowledges that it has received all the information required for the electronic signature of this Amendment Agreement and that it has signed this Amendment Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Amendment Agreement. Furthermore, in accordance with the provisions of article 1375 of the French civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Amendment Agreement. The delivery of an electronic copy of this Amendment Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Amendment Agreement.

Done on 27 March 2026.

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BNP PARIBAS

/s/ Maud Werner

Name: Maud Werner

Title: Authorised signatory

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ATLAS INVESTISSEMENT

/s/ Anthony Maarek

Name: Anthony Maarek

Title: Directeur Général

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